Exhibit 10.8
SEVENTH AMENDMENT TO LEASE AGREEMENT

This Seventh Amendment to Lease Agreement (this “Amendment”) is by and between ARTIS HRA Inverness Point, LP, a Delaware limited partnership (“Landlord”), and Redwood Trust, Inc., a Maryland corporation (“Tenant”), and is dated as of
May 21, 2021 (the “Effective Date ”).

Recitals

A.MG-Point, LLC, a Colorado limited liability company, predecessor-in-interest to Landlord, and Tenant are the parties to that certain Lease Agreement dated as of January 11, 2013, as amended by that certain First Amendment to Lease dated as of June 27, 2013, as further amended by that certain Second Amendment to Lease dated as of June 23, 2014, as further amended by that certain Third Amendment to Lease Agreement (the “Third Amendment”) dated as of January 22, 2020, as further amended by that certain Fourth Amendment to Lease Agreement dated as of April 20, 2020, as further amended by that certain Fifth Amendment to Lease Agreement (the “Fifth Amendment”) dated as of July 27, 2020, and as further amended by that certain Sixth Amendment to Lease Agreement (the “Sixth Amendment”) dated as of December 4, 2020 (collectively, the “Original Lease ,” as amended hereby the “Lease ”).

B.Pursuant to the Lease, Tenant currently leases from Landlord the space known as Suite 425, containing approximately 17,219 rentable square feet of space, in the building commonly known as “The Point at Inverness,” located at 8310 South Valley Highway, Englewood, CO 80112 (that space, as more particularly defined in the Lease, the “Current Premises”).

C.Landlord and Tenant wish to amend the Lease to expand the size of the Premises to be leased effective as of the Extension Commencement Date (as defined below) and to provide for certain related matters as set forth in this Amendment.

Agreement

Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Incorporation of Recitals; Defined Terms. The foregoing Recitals are incorporated herein as though fully set forth herein. Terms that are not defined in this Amendment but are defined in the Original Lease have the meanings given in the Original Lease. As used in this Amendment, the following terms have the meanings given below:

(a)“Expansion Area” means the approximately 2,940 rentable square feet of space located on the fourth floor contiguous to Suite 425, a portion of which is currently being utilized as the Subject Space (as defined in the Sixth Amendment), as shown on Exhibit A.

(b)“Expansion Commencement Date ” shall be June 1, 2021.

(c)“Expansion Termination Date ” shall be May 31, 2024, unless otherwise extended as provided in this Amendment.
(d)“Expansion Term” shall be the period beginning on the Expansion Commencement Date and continuing through the Expansion Termination Date.

(e)“New Premises” means the approximately 20,159 rentable square feet located in Suite 425 of the Building, as depicted on Exhibit A, being the Current Premises plus the Expansion Area.

2.Expansion Area. As of the Expansion Commencement Date and continuing for the Expansion Term only, the Premises (as defined in the Original Lease) shall relocate to the New Premises. For the duration of the Expansion Term, the Lease is amended such that all references in the Lease to the “Premises” shall be deemed to refer to the New Premises. Starting on the Expansion Commencement Date and continuing for the duration of the Expansion Term only, Tenant’s Base Rent shall be as set forth in Section 3, below, and Tenant’s Pro Rata Share of Operating Expenses shall be 10.59% (being 20,159 rentable square feet of the New Premises divided by 190,334 rentable square feet of the Building). At or prior to the Expansion Termination Date, Tenant shall vacate and deliver the Expansion Area to Landlord in accordance with the general terms and conditions regarding surrender of the Premises in the Lease. In the event that Tenant fails to deliver exclusive possession of the Expansion Area to Landlord as and in the condition required pursuant to this Amendment and the Lease, then Tenant shall be deemed to be holding over with respect to the Expansion Area without the consent of Landlord and shall be liable to Landlord for rent at the holdover rate provided in the Lease, in addition to any and all other remedies provided Landlord in the Lease related to holdover.

3.Base Rent. Effective beginning on the Expansion Commencement Date and continuing through the Expansion Term, the following schedule of Base Rent replaces the schedule provided in Section 1.4 of the Original Lease (including any amendments thereto, including, without limitation in the Sixth Amendment):

Period	Annual Base Rent Rate (per rsf)	Monthly Installment of Base Rent
06/01/2021 – 01/31/2022	$20.00	$33,598.33
02/01/2022 – 01/31/2023	$20.50	$34,438.29
02/01/2023 – 01/31/2024	$21.00	$35,278.25
02/01/2024 – 05/31/2024	$21.50	$36,118.21

In the event that Tenant does not exercise the Expansion Area Renewal Option as set forth below, following the Expansion Termination Date, the schedule of Base Rent set forth in Section 3 of the Sixth Amendment shall apply for the remainder of the Extension Term (as defined in the Fifth Amendment and with respect to the Current Premises only).

4.Operating Expenses. Beginning on the Extension Commencement Date and continuing for the duration of the Expansion Term only (as the same may be extended pursuant to the Expansion Area Renewal Option, as set forth in Section 8), Tenant shall be responsible for its Pro Rata Share of Operating Expenses for the New Premises, which shall be 10.59%.

5.Condition of the Expansion Area. Tenant acknowledges and agrees that, as of the Effective Date, the Current Premises are in a good and sanitary order, condition and repair acceptable to Tenant. Tenant acknowledges that it is currently in possession of the Current Premises and that Tenant shall be conclusively deemed to have accepted the Current Premises “AS IS” in the condition existing on Effective Date except for (i) conditions that may then exist but are not yet known to Tenant or (ii) conditions known by Tenant to exist and previously reported to the Landlord. Tenant acknowledges that it is currently in possession of the Expansion Area as of the Effective Date and that Tenant shall be conclusively deemed to have accepted the Expansion Area “AS IS” in the condition existing on Expansion Commencement Date except for (i) conditions that may then exist but are not yet known to Tenant, (ii) conditions known by Tenant to exist and previously reported to the Landlord, and (iii) Landlord’s obligation to complete the Landlord Work (as defined below). Tenant further acknowledges that Landlord shall have no obligation to make or pay for any improvements to or changes in the Expansion Area by reason of this Amendment, except as expressly set forth in Section 6, below, and except that Landlord shall, at Landlord’s sole cost and expense, patch the two (2) external doors which currently lead from the corridor to the storage room on the fourth floor of the Building (the “Landlord Work”). Tenant expressly acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty other than those in the Original Lease with respect to the Current Premises, the New Premises, or the Building, or with respect to the suitability of any part of the same for the conduct of Tenant’s business.

6.Tenant Improvements.

(a)Landlord shall provide Tenant with a tenant improvement allowance not to exceed $14,700.00 (the “Expansion Area Allowance ”) for costs associated with the Work (as defined below). The Expansion Area Allowance will be available to Tenant as of the Effective Date and must be utilized by Tenant no later than December 31, 2021, otherwise any remaining amount of the Expansion Area Allowance shall be forfeited by Tenant. Tenant shall not be entitled to any payments or rent reduction if the Expansion Area Allowance exceeds the actual cost of the Work. If the cost of the Work exceeds the Expansion Area Allowance, Tenant shall have the sole responsibility for payment of such excess costs. The Expansion Area Allowance is to be applied against the cost of the Work and shall be used solely for the design, including engineering plans, specifications and permits, purchase, installation, and construction of the Work. The Expansion Area Allowance shall not be used for Tenant’s furniture, furnishings, inventory, trade fixtures, personal property, or equipment. Tenant may submit requests for disbursement from the Expansion Area Allowance not more than monthly. To draw on the Expansion Area Allowance, Tenant must submit to Landlord a written notice requesting disbursement, together with (i) invoices for all costs included in the request for disbursement; (ii) proof that such costs have been paid, including appropriate lien waivers in a form acceptable to Landlord; and (iii) such other documentation as Landlord may reasonably request. Landlord shall make disbursements from the requested portion of the Expansion Area Allowance within sixty (60) days following Landlord’s receipt of a proper request for disbursement and Landlord may make such disbursements to Tenant or pay directly to Tenant’s contractors, as agreed to by Landlord and Tenant. No disbursement of any part of the Expansion Area Allowance by Landlord will constitute acceptance of any condition of the Work, an approval of any action taken or omission of Tenant or its contractors, subcontractors, or material suppliers, or waive any other rights or claims that Landlord might have at law or in equity.

(b)The provisions of Articles 12, and 13 of the Original Lease shall apply to all of the Work, including the provisions relating to Landlord’s review and approval of the proposed plans and specifications of the alterations and improvements that Tenant desires to make in the Expansion Area (collectively, the “Work”), provided, however, that none of the Work shall be deemed a Minor Alteration and all proposed plans and specifications shall be subject to Landlord’s review and approval. No portion of the Work shall be undertaken or commenced by Tenant until all necessary building permits have been applied for and obtained by Tenant or Tenant’s contractor. Tenant or Tenant’s contractor will also obtain final inspection approval, if applicable, or any other final governmental approval of the Work that may be required by applicable codes and regulations, upon substantial completion of the Work. All construction will be done through Tenant’s contractors, who shall be approved by Landlord in advance (such approval not to be unreasonably withheld, conditioned, or delayed). Tenant shall require all contractors performing any portion of the Work to carry and maintain, at no expense to Landlord, any or all of the following insurance policies as determined by Landlord, written by insurance companies acceptable to Landlord: (a) commercial general liability insurance, which shall name Tenant and Landlord as additional insureds, in such amounts and with such endorsements that Landlord requires; (b) worker’s compensation insurance in such amounts as required by law and covering all persons engaged in the Work; and (c) insurance against such other perils or legal risks and in such amounts as Landlord may reasonably require. Upon Landlord’s request, Tenant shall provide Landlord with duplicate original counterparts of any of the insurance policies required by this paragraph. Tenant shall permit access to the Premises, and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all reasonable times during the period in which the Work is being constructed and installed and following completion of the Work, provided Landlord uses commercially reasonable efforts to minimize interference with Tenant’s business operations in the Premises and the Work then being performed.

(c)Tenant shall indemnify and hold harmless Landlord from and against any construction liens arising from the Work. Notwithstanding anything to the contrary contained in this Amendment, Landlord’s participation in the construction of the Work shall not constitute any representation or warranty, express or implied, that the Work will be suitable for Tenant’s intended purpose. Tenant acknowledges and agrees that Tenant shall be solely responsible for the selection and hiring of its construction manager and that neither Landlord nor any agent, employee, contractor, or subcontractor of Landlord is managing or overseeing construction of the Improvements or Tenant’s contractors, subcontractors, and/or construction manager. Tenant acknowledges and agrees that the Work is intended for use by Tenant and the specifications and design requirements for such Work are not within the special knowledge or experience of Landlord.

7.Parking. Effective upon the Expansion Commencement Date and for the duration of the Expansion Term only (as the same may be extended pursuant to the Expansion Area Renewal Option, as set forth in Section 8), Tenant shall be allocated a total of eighty (80) parking spaces, with seven (7) such parking spaces being reserved Covered Parking Spaces and the balance shall be seventy-three (73) Surface Parking Spaces (the “Parking Allotment”). Except as expressly provided herein, the Parking Allotment shall be subject to all of the terms and conditions set forth in the Original Lease. Following the Expansion Termination Date (as the same may be extended pursuant to the Expansion Area Renewal Option), the Parking Allotment shall automatically decrease to a total of sixty-seven (67) parking spaces, with seven (7) of such parking spaces being reserved Covered Parking Spaces and the balance being sixty (60) Surface Parking Spaces.

8.Option to Renew for Expansion Area. Provided that (i) Tenant is not in default under the Lease beyond any applicable notice and cure periods and (ii) the Original Tenant (as defined below) continues to be in possession of the New Premises, both requirements being met as of the date of exercise of the Expansion Area Renewal Option and as of the Expansion Area Renewal Term Commencement Date (both as defined below), then Landlord and Tenant agree that during the Expansion Term, Tenant shall have one (1) option to renew the Lease as it relates to the entirety of the Expansion Area (the “Expansion Area Renewal Option”) to extend the Expansion Term through January 31, 2031 (such period of time from June 1, 2024 (the “Expansion Area Renewal Commencement Date ”), through January 31, 2031, being referred to herein as the “Expansion Area Renewal Term”). The Expansion Area Renewal Option is exercisable only by Tenant giving written notice thereof (“Renewal Notice ”) to Landlord of its exercise of the Expansion Area Renewal Option at least nine (9) months, but not more than twelve (12) months, prior to the expiration of the Expansion Term. If Tenant gives timely notice exercising the Expansion Area Renewal Option, the Term of the Lease shall (subject to cancellation by Landlord for an Event of Default by Tenant as provided in the first sentence of this Section) automatically be extended by the Expansion Area Renewal Term. If Tenant does not timely give notice of its exercise of the Expansion Area Renewal Option, the Expansion Area Renewal Option shall expire and Tenant shall have no further right to extend or renew the

Expansion Term.    During the Expansion Area Renewal Term, the Lease and Tenant’s use and occupancy of the New Premises shall be on the terms provided in the Lease, except as follows:

(a)Effective beginning on the Expansion Area Renewal Commencement Date, and continuing through the Expansion Area Renewal Term, the following schedule of Base Rent replaces the schedule provided in Section 1.4 of the Original Lease (including any amendments thereto, including, without limitation in the Sixth Amendment):

Period	Annual Base Rent Rate (per rsf)	Monthly Installment of Base Rent
06/01/2024 – 01/31/2025	$21.50	$36,118.21
02/01/2025 – 01/31/2026	$22.00	$36,958.17
02/01/2026 – 01/31/2027	$22.50	$37,798.13
02/01/2027 – 01/31/2028	$23.00	$38,638.08
02/01/2028 – 01/31/2029	$23.50	$39,478.04
02/01/2029 – 01/31/2030	$24.00	$40,318.00
02/01/2030 – 01/31/2031	$24.50	$41,157.96

(b)The Premises shall be the Premises as of the last day before the Expansion Area Renewal Term commences, and Landlord shall have no obligation to make or pay for any improvements in the Premises on account of Tenant’s exercise of the Expansion Area Renewal Option, except that Landlord shall provide Tenant with an additional allowance for approved alterations within the Premises of up to $14,700.00 (the “Additional Allowance ”). The Additional Allowance, if applicable, shall be subject to all of the same limitations, terms, and conditions as the Expansion Area Allowance, except that Tenant shall utilize the Additional Allowance within six (6) months following the Expansion Area Renewal Commencement Date, otherwise any remaining amount of the Additional Allowance shall be forfeited by Tenant.

(c)The Expansion Area Renewal Option shall be personal to REDWOOD TRUST, INC., a Maryland corporation (together with any Permitted Transferee who has assumed the Lease (as defined in Section 14.2 of the Original Lease), collectively, “Original Tenant”), and may only be exercised by Original Tenant (and not any assignee, sublessee or other transferee of Original Tenant’s interest in the Lease). All references to “Tenant” in this Section 8 shall mean Original Tenant only. In the event of any assignment of the Lease or sublease of all or any portion of the New Premises to any party other than Original Tenant, the Expansion Area Renewal Option shall be extinguished.

(d)Tenant shall continue to have one (1) option to renew the Lease for the entirety of the Current Premises, on the terms and conditions set forth in the Third Amendment and the Fifth Amendment (the “Existing Renewal Option”). If Tenant timely exercises the Expansion Area Renewal Option as set forth in this Amendment for the Expansion Area, the Existing Renewal Option shall apply to the entirety of the New Premises and references in the Third Amendment and the Fifth Amendment to the “New Premises” shall refer to the New Premises as defined in this Amendment.

9.Signage. Landlord shall provide Tenant, at Landlord’s expense, with directory and suite signage for the New Premises, which signage shall be consistent with the signage for the Current Premises.

10.Brokers. Tenant and Landlord each represents and warrants that it did not deal with any broker or finder in connection with this Amendment other than John Marold of CBRE, Inc., (“Landlord’s Broker”), and Frederic de Loizaga of CBRE (“Tenant’s Broker”). Landlord shall indemnify Tenant against any liability or expense (including reasonable attorneys’ fees and costs of defense) for any brokerage commission or finder’s fee claimed by anyone based on any express or implied commitment made by Landlord or its agents or representatives in connection with this Amendment, including any commission owed to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement, but excluding any claim for compensation by Tenant’s Broker in excess of the commission, if any, that Landlord has agreed to pay Tenant’s Broker. Tenant shall indemnify Landlord against any liability or expense (including reasonable attorneys’ fees and costs) for any brokerage commission or finder’s fee claimed by anyone other than Landlord’s Broker based on any express or implied commitment made by Tenant or its agents or representatives, including any commission or fee claimed by Tenant’s Broker in excess of the commission, if any, that Landlord has agreed to pay Tenant’s Broker. The parties’ liability under this Section 10 shall survive any expiration or termination of the Lease.

11.Effect. Except as amended by this Amendment, all of the terms, covenants, conditions, provisions, and agreements of the Lease remain in full force and effect. The provisions of this Amendment supersede and control over any conflicting provisions in the Lease.

12.Estoppel. Tenant hereby acknowledges and confirms that, as of the date hereof and to Tenant’s knowledge, Landlord has performed all obligations on the part of the Landlord under the Lease and that Tenant has no claims against Landlord or claims of offset against any rent or other sums payable by Tenant under the Lease.

13.Interpretation. As used in this Amendment, the word “including” is not exclusive and means “including, without limitation” unless used with specific terms of exclusion. The word “party” means one of Landlord or Tenant, and “parties” means both, unless the context specifically indicates that reference to a third party is intended. References to sections or exhibits mean the sections of this Amendment and exhibits attached to this Amendment, unless the reference specifies another document.

14.Miscellaneous. The parties have read this Amendment and have received the advice of legal counsel with respect to this Amendment or have had the opportunity to receive legal advice, and they have freely and voluntarily entered into this Amendment. This Amendment embodies the entire agreement between the parties as to its subject matter and supersedes any prior agreements with respect thereto. There are no agreements or understandings between the parties with respect to the subject matter of this Amendment not set forth in this Amendment or the Lease. This Amendment cannot be modified except by a writing signed by both parties.

15.Signing and Delivery. This Amendment will be effective only when both Landlord and Tenant have signed and delivered it. This Amendment may be signed in counterparts and, when counterparts of this Amendment have been signed and delivered by both of the parties as provided in this Section 15, this Amendment will be fully binding and effective, just as if both of the parties had signed and delivered a single counterpart of this Amendment. This Amendment is not an offer to lease and cannot be accepted by performance or otherwise rendered effective in any manner other than in accordance with this Section 15. Landlord’s submission of an unsigned copy this Amendment to Tenant for evaluation, negotiation, or signature by Tenant will not constitute signature of this Amendment by Landlord or otherwise bind Landlord, regardless of whether the cover letter or email transmitting that copy of this Amendment is signed or contains words of approval. Signatures provided by telecopy or other electronic means (i.e., e-mail, .pdf, DocuSign) shall have the same binding effect as original signatures.

[The remainder of this page is intentionally blank; signatures follow.]

Signed by the parties on the dates stated below:

Landlord:

ARTIS HRA Inverness Point, LP, a Delaware limited partnership

By: ARTIS HRA Inverness Point GP, LLC, a Delaware limited liability company, General Partner

By: /s/ Bruce Backstrom    _ Bruce Backstrom, Authorized Signatory

Date: May 21, 2021
Tenant: Redwood Trust, Inc., a Maryland corporation By: /s/ Andrew P. Stone _ Print Name: Andrew P. Stone Its: Executive Vice President and Chief Legal Officer Date: May 20, 2021